Exhibit 99.1

Reynolds Consumer Products Reports Strong Second Quarter 2020 Financial Results

Guides 2020 Outlook to Upper End of Previously Provided Range

Announces Quarterly Dividend of $0.22 Per Share

LAKE FOREST, IL, August 5, 2020 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”), today reported results for the second quarter 2020 ended June 30, 2020.

“The second quarter of 2020 continued to present unprecedented challenges for people everywhere and often in different ways,” said Lance Mitchell, President and Chief Executive Officer of Reynolds Consumer Products. “We recognize and thank essential front line workers, especially healthcare professionals who are aiding patients while learning the most effective treatments. Employees at our retail partners have also stepped up as front-line workers to continue to supply people with essential products on an ongoing basis. We are pleased to be able to support them and I am incredibly proud of how the entire team at Reynolds has come together as we emerged from this quarter a stronger and more agile company.”

“Our second quarter results were strong given that we were able to safely meet much of the sharp increase in demand resulting from the pandemic. We moved to rapidly expand capacity for those products that continue to be in higher-than-planned demand, but fully staffing the existing and new capacity continues to be a challenge contributing to out of stocks across certain product categories. We implemented creative solutions and changed our priorities while leveraging the strong retail customer partnerships we have built over the years. By implementing rigorous safety protocols according to CDC guidelines for prevention, we were able to keep our operations running although not at full utilization rates. We are fortunate that the products produced at our facilities are considered essential in supporting people eating in their homes and keeping their homes sanitary.”

“As we continue to manage the crisis and look towards creating our new future, we are learning and adapting the way we operate our business. We are adjusting to changes in technology, customer needs and habits, supply chains, and e-commerce while re-examining nearly every aspect of what we do. We believe we are well positioned for continued growth in 2020 and beyond in the categories in which we participate. We will continue to serve as category advisors to our customers, drive growth through new and innovative products, and drive shareholder returns through balanced capital allocation.”

Second Quarter 2020 Financial Highlights:

•	Net Revenues of $822 million
•	Earnings Per Share of $0.53; Adjusted earnings per share of $0.55[1]
•	Net Income of $112 million; Adjusted Net Income of $115 million[1]
•	Adjusted EBITDA of $193 million[1]

Second Quarter 2020 Results

Net revenues in the second quarter of 2020 were $822 million compared to $791 million in the prior year period.  The increase was primarily driven by increased demand due to the consumer response to the COVID-19 pandemic, partially offset by a $16 million decline in revenue due to the exit of certain low margin store branded business in the prior year and a $14 million decline in related party revenue. The Company has experienced increased demand across three of our segments: Reynolds Cooking & Baking, Hefty Waste & Storage and Presto Products; while our Hefty Tableware segment was negatively impacted by the pandemic due to fewer large gatherings, particularly around summer holidays and end of school events, as well as lower demand from the foodservice businesses, which are serviced by certain of our retail partners.

Net Income increased $57 million to $112 million in the second quarter of 2020 compared to $55 million in the second quarter of 2019 and Adjusted Net Income was $115 million for the second quarter of 2020.  The increase in Net Income was primarily driven by strong volume and lower interest expense as the Company transitioned from a related party capital structure prior to its initial public offering (“IPO”) that carried significantly higher interest expense compared to the Company’s new debt structure that went into effect in conjunction with its IPO.

Adjusted EBITDA was $193 million in the second quarter of 2020 compared to $169 million in the second quarter of 2019. The increase was primarily due to increased volume as a result of the consumer response to the COVID-19 pandemic.

Key Segment Results (compared to the second quarter of 2019)

Reynolds Cooking & Baking

•	Net revenues increased $20 million, or 7%
•	Adjusted EBITDA increased $17 million, or 35%

The increase in net revenues was primarily driven by the increased consumer demand associated with the changes in consumer behavior driven by the COVID-19 pandemic. The increased volume was partially offset by a decline in related party revenue and lower pricing driven by price reductions in support of certain of our customers achieving key price points and as a result of lower material costs.

The increase in Adjusted EBITDA was primarily driven by the increased revenue, as noted above, and lower material and manufacturing costs, partially offset by the impact of lower pricing as noted above.

Hefty Waste & Storage

•	Net revenues increased $20 million, or 11%
•	Adjusted EBITDA increased $11 million, or 21%

The increase in net revenues was primarily driven by increased consumer demand associated with the changes in consumer behavior driven by the COVID-19 pandemic.

The increase in Adjusted EBITDA was primarily driven by the increased revenue, as noted above.

1 Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release.

Hefty Tableware

•	Net revenues decreased $21 million, or 10%
•	Adjusted EBITDA decreased $8 million, or 16%

The decrease in net revenues was primarily due to changes in consumer behavior driven by the COVID-19 pandemic. As a result of COVID-19-related restrictions, there have been fewer large gatherings, particularly around summer holidays and end of school events, as well as lower demand from the foodservice businesses, which are serviced by certain of our retail partners. Lower trade promotion spend partially offset these volume declines.

The decrease in Adjusted EBITDA was primarily driven by lower revenue, as noted above, and increased material and manufacturing costs which were primarily driven by our transition to a stand-alone entity.

Presto Products

•	Net revenues increased $7 million, or 5%
•	Adjusted EBITDA increased $4 million, or 17%

The increase in net revenues was primarily driven by changes in consumer behavior driven by the COVID-19 pandemic, partially offset by the exit of certain low margin store branded business in the prior year.

The increase in Adjusted EBITDA was primarily driven by the increased revenue, as noted above.

Year to Date Financial Results (six-months ended June 30, 2020)

•	Net Revenues of $1,552 million
•	Earnings Per Share of $0.69; Adjusted earnings per share of $0.85[2]
•	Net Income of $138 million; Adjusted Net Income of $178 million[2]
•	Adjusted EBITDA of $328 million[2]

Net revenues for the six months ended June 30, 2020 were $1,552 million compared to $1,456 million in the prior year period. The increase was primarily driven by increased demand due to the consumer response to the COVID-19 pandemic, partially offset by a decline in revenue due to the exit of certain low margin store branded business in the prior year, a decline in related party revenue and lower pricing driven by price reductions in support of certain of our customers achieving key price points and as a result of lower material costs.

Net Income increased $66 million to $138 million for the six months ended June 30, 2020 compared to $72 million in the prior year period.  Adjusted Net Income was $178 million for the six months ended June 30, 2020.  The increase in Net Income was primarily driven by strong volume and lower interest expense.

Adjusted EBITDA was $328 million for the six months ended June 30, 2020 compared to $279 million in the prior year period. The increase was primarily due to increased volume as a result of the consumer response to the COVID-19 pandemic.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents was $392 million as of June 30, 2020.
•	Total outstanding debt was $2,443 million at June 30, 2020.
•	For the quarter ended June 30, 2020, capital expenditures totaled $29 million compared to $26 million for the prior year period.

2 Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

•	For the year to date period ended June 30, 2020, capital expenditures totaled $52 million compared to $41 million in the prior year period.
•

Net working capital totaled $522 million at June 30, 2020 compared to $296 million at December 31, 2019.  The increase was due to the repurchase of previously sold accounts receivables in conjunction with the IPO, partially offset by lower inventory levels due to the elevated demand.

Subsequent to June 30, 2020, the Company made a $100 million voluntary payment on its $2,475 million senior secured term loan facility.

Fiscal Year 2020 Outlook

The Company acknowledges that the magnitude and duration of increased demand remains uncertain and that the greatest challenge it faces as a result of the pandemic is its ability to maintain the level of supply needed to keep up with the increased demand. The Company is taking steps to add capacity to address the increased demand, which it assumes will continue through the end of 2020, through both staffing and capital investments.

While the Company has benefited from the increased demand driven by the pandemic, it is facing staffing challenges as it adds capacity throughout its facilities and headwinds from commodity prices that have begun increasing in recent months.  The Company is expecting the current consumer behavior to continue which will likely result in fewer social gatherings around holidays. In addition, the outlook assumes that there are no significant disruptions to its operations, supply chain or retail partners for the remainder of fiscal 2020.

Based on the Company's financial results for the second quarter of 2020 and its outlook for the remainder of the year, it now expects full year results to be at the upper end of the previously provided ranges for the following financial metrics: Net Income, Earnings Per Share, Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share. The Company is also confirming its previous guidance for Net Debt.

The following guidance was previously provided for the fiscal year ending December 31, 2020:

•	Net Income to be in the range of $335 million to $355 million
•	Earnings Per Share to be in the range of $1.60 to $1.69 per share
•	Adjusted EBITDA to be in the range of $695 million to $715 million[3]
•	Adjusted Net Income to be in the range of $388 million to $403 million[3]
•	Adjusted Earnings Per Share to be in the range of $1.85 to $1.92 per share[3]
•	Net Debt to be in the range of $1.9 billion to $2.1 billion[3]

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.22 per common share. The Company expects to pay this dividend on August 31, 2020 to shareholders of record as of August 16, 2020.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, August 19, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13706632.

3 Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fiscal year 2020 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(in millions, except for per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net revenues	$798	$753	$1,489	$1,378
Related party net revenues	24	38	63	78
Total net revenues	822	791	1,552	1,456
Cost of sales	(570)	(564)	(1,111)	(1,056)
Gross profit	252	227	441	400
Selling, general and administrative expenses	(81)	(77)	(163)	(155)
Other expense, net	(6)	(9)	(21)	(14)
Income from operations	165	141	257	231
Interest expense, net	(17)	(67)	(44)	(135)
Income before income taxes	148	74	213	96
Income tax expense	(36)	(19)	(75)	(24)
Net income	$112	$55	$138	$72

Earnings per share:
Basic	$0.53	$0.35	$0.69	$0.46
Diluted	$0.53	$0.35	$0.69	$0.46

Weighted average shares outstanding:
Basic	209.7	155.5	199.2	155.5
Effect of dilutive securities	0.1	—	—	—
Diluted	209.8	155.5	199.2	155.5

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(in millions, except for per share data)

	(Unaudited) As of June 30, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	$392	$102
Accounts receivable (net of allowance for doubtful accounts of $1 and $0)	281	13
Other receivables	10	7
Related party receivables	9	14
Inventories	385	418
Other current assets	17	16
Total current assets	1,094	570
Property, plant and equipment (net of accumulated depreciation of $672 and $642)	558	537
Operating lease right-of-use assets, net	61	42
Goodwill	1,879	1,879
Intangible assets, net	1,107	1,123
Other assets	17	9
Total assets	$4,716	$4,160
Liabilities
Accounts payable	$144	$135
Related party payables	49	72
Related party accrued interest payable	—	18
Current portion of long-term debt	25	21
Income taxes payable	28	—
Accrued and other current liabilities	143	132
Total current liabilities	389	378
Long-term debt	2,418	1,990
Long-term related party borrowings	—	2,214
Long-term operating lease liabilities	52	35
Deferred income taxes	300	294
Long-term postretirement benefit obligation	48	48
Other liabilities	25	19
Total liabilities	$3,232	$4,978
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 209.7 shares issued and outstanding	—	—
Additional paid-in capital	1,379	—
Net parent deficit	—	(823)
Accumulated other comprehensive income	4	5
Retained earnings	101	—
Total stockholders' equity	1,484	(818)
Total liabilities and stockholders' equity	$4,716	$4,160

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash provided by (used in) operating activities
Net income	$138	$72
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	48	42
Deferred income taxes	41	(2)
Unrealized losses (gains) on derivatives	1	(8)
Stock compensation expense	3	—
Change in assets and liabilities:
Accounts receivable, net	(268)	2
Other receivables	(3)	11
Related party receivables	4	(50)
Inventories	33	(52)
Accounts payable	8	1
Related party payables	(20)	(63)
Related party accrued interest payable	(18)	109
Income taxes payable	31	24
Accrued and other current liabilities	10	(6)
Other assets and liabilities	(5)	(2)
Net cash provided by operating activities	3	78
Cash provided by (used in) investing activities
Acquisition of property, plant and equipment	(52)	(41)
Advances to related parties	—	(170)
Repayments from related parties	—	151
Net cash used in investing activities	(52)	(60)
Cash provided by (used in) financing activities
Proceeds from long-term debt, net of discounts	2,472	—
Repayment of long-term debt	(6)	—
Repayments of RGHL Group Credit Agreement	(8)	(10)
Advances from related parties	240	17
Repayments to related parties	(3,627)	(46)
Deferred debt transaction costs	(28)	—
Proceeds from IPO settlement facility	1,168	—
Repayment of IPO settlement facility	(1,168)	—
Issuance of common stock	1,410	—
Equity issuance costs	(69)	—
Dividends paid	(31)	—
Net transfers (to) from Parent	(14)	12
Net cash provided by (used in) financing activities	339	(27)
Effect of exchange rate on cash and cash equivalents	—	—
Net increase (decrease) in cash and cash equivalents	290	(9)
Cash and cash equivalents at beginning of period	102	23
Cash and cash equivalents at end of period	$392	$14

Reynolds Consumer Products Inc.

Segment Results

($ in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total Reynolds Consumer Products
Revenues
Three months ended June 30, 2020	$295	$203	$186	$138	$—	$822
Three months ended June 30, 2019	275	183	207	131	(5)	791
Adjusted EBITDA
Three months ended June 30, 2020	$66	$63	$43	$28	$(7)	$193
Three months ended June 30, 2019	49	52	51	24	(7)	169

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,”  “Adjusted Earnings Per Share”, and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude unrealized gains and losses on derivatives, factoring discounts (pre-IPO), the allocated related party management fee (pre-IPO) and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs, the impact of tax legislation changes under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on derivatives. We define Net Debt as the current portion of long term debt plus long term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2020, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year 2020 Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.   In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of non-GAAP measures used in this release (with the exception of our 2020 Adjusted EBITDA outlook and Net Debt outlook, as described above) to the most directly comparable GAAP measures, on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income – GAAP	$112	$55	$138	$72
Income tax expense	36	19	75	24
Interest expense, net	17	67	44	135
Depreciation and amortization	24	21	48	42
Factoring discount	—	5	—	10
Allocated related party management fee	—	2	—	4
IPO and separation-related costs	7	1	21	1
Unrealized (gains) losses on derivatives	(3)	(1)	1	(8)
Other	—	—	1	(1)
Adjusted EBITDA (Non-GAAP)	$193	$169	$328	$279

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions except per share data)

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$112	210	$0.53	$138	199	$0.69
Assume full period impact of IPO shares (1)	—	—	—	—	11	—
Total	112	210	0.53	138	210	0.66
Adjustments:
Impact of tax legislation change from the CARES Act	—	—	—	23	210	0.11
IPO and separation-related costs (2)	5	210	0.03	16	210	0.08
Unrealized (gains) losses on derivatives (2)	(2)	210	(0.01)	1	210	—
Adjusted (Non-GAAP)	$115	210	$0.55	$178	210	$0.85

Reconciliation of 2020 Net Income and EPS guidance to Adjusted Net Income and Adjusted EPS guidance

(amounts in millions except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding (1)	low	high
Fiscal Year 2020 - Guidance	$335	$355	210	$1.60	$1.69
Adjustments:
IPO and separation-related costs (2)	30	25	210	0.14	0.12
Impact of tax legislation change from the CARES Act	23	23	210	0.11	0.11
Fiscal Year 2020 - Adjusted Guidance	$388	$403	210	$1.85	$1.92

(1)

The Company has assumed the actual shares outstanding at June 30, 2020 to be outstanding for the full year period rather than the weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)	Amounts are after tax calculated using a tax rate of 24%, which is the Company’s effective tax rate for the three and six months ended June 30, 2020.